SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) August 23, 2000


                          ONE LIBERTY PROPERTIES, INC.
                          ----------------------------
               (Exact name of registrant as specified in charter)




        Maryland                   0-11083                     13-3147497
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       (State or other      (Commission file No.)            (IRS Employer
        jurisdiction of                                          I.D. No.)
        incorporation)


        60 Cutter Mill Road, Suite 303, Great Neck, New York        11021
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             (Address of principal executive offices)           (Zip code)


         Registrant's telephone number, including area code 516-466-3100
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Item 2.  Acquisition or Disposition of Assets.

         On August 23, 2000, in an ordinary course of business transaction, a wholly owned subsidiary of registrant acquired two health club facilities having an aggregate of approximately 202,000 square feet located on approximately 34 acres, in Grand Rapids, Michigan for a consideration of $7.1 million, all cash. In connection with the transaction $7 million was drawn down under the Registrant's Revolving Credit Facility with European American Bank. Reference is made to Registrant's Form 8-K dated March 24, 2000 for the terms of the Revolving Credit Facility between Registrant and European American Bank. A commitment has been received for a $5 million first mortgage loan secured by the two properties, providing for a fixed rate of interest of 8.8% per annum with a 14 year term and a 20 year amortization schedule. Funds received from this mortgage financing will be used to reduce the balance outstanding under the Revolving Credit Facility. The properties and all of the improvements are triple net leased to Saint Mary's Health Management Company with a guarantee from Trinity Health Michigan. Trinity Health Michigan is a wholly owned subsidiary of Trinity Health, which was recently formed through the consolidation of Mercy Health Services and Holy Cross Health Systems. According to Trinity Health, Trinity Health is the third largest Catholic health system in the United States, with $5.1 billion in assets. The basic terms of the leases expire in 2014 and provide the tenant with two lease renewal options through 2024. The total current net annual rent is $736,000.


Item 7.  Financial Statements

       Financial statements relating to the acquisition described in Item 2 have not been included in this report and will be filed prior to October 16, 2000.



                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   ONE LIBERTY PROPERTIES, INC.

                                   By: s/David W. Kalish
                                      --------------------------
                                      David W. Kalish
                                      Chief Financial Officer
                                      and Vice President